Exhibit 26



                                    Form T-1

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549


                                  Statement of
                                 Eligibility and
                               Qualification Under
                               the Trust Indenture
                                Act of 1939 of a
                                   Corporation
                              Designated to Act as
                                     Trustee



                   Continental Stock Transfer & Trust Company
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               (Exact name of trustee as specified in its charter)


             New York                                  13-2780552
   -----------------------------------  ------------------------------------
    (State of incorporation if          (I.R.S. employer identification no.)
      not a national bank)

       2 Broadway, New York, New York                     10004
   -----------------------------------  ------------------------------------
   (Address of principal executive offices)            (Zip code)


       Jesse R. Meer, 120 W. 45th St., New York, N.Y.  10036, 212-704-0100
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            (Name, address and telephone number of agent for service)


                              Audiovox Corporation
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               (Exact name of obligor as specified in its charter)


                   Delaware                             13-1964841
   ------------------------------------------  -----------------------------
       (State or other jurisdiction of              (I.R.S. employer
       incorporation or organization)             identification no.)


   150 Marcus Boulevard, Hauppauge, New York              11788
   ------------------------------------------  -----------------------------
    (Address of principal executive offices)             (Zip code)


                  6-1/4% Convertible Subordinated Debentures due 2001
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                         (Title of indenture securities)

Item 1.             General Information.

                    (a) The name and address of each examining or supervising authority to which the trustee is subject:

                              Banking Department of the State of New York
                              2 Rector Street
                              New York, New York  10006

                    (b) Whether the trustee is authorized to exercise corporate trust powers.

                              The trustee is so authorized.

Item 2.   Affiliations with the Obligor.

                    If the obligor is an affiliate of the trustee, describe each such affiliation:

                    There was no such affiliation as of June 30, 1995.

Item 16.  List of Exhibits.

                    The following exhibits (other than Exhibit 7) to the trustee's Statements of Eligibility and Qualification (on Form T-1) were filed with the registration statements of the named obligors in the S.E.C. files specified, and in the case of Exhibit 7, the exhibit was filed in the Commission's file for the trustee as a registered transfer agent. Such exhibits are hereby incorporated by reference to such filings.

     1(a). Amended organization certificate of the trustee. Trans-Lux Corporation, S.E.C. File No. 33-1695.

     1(b). Certificate of amendment, dated May 14, 1986, of the trustee's organization certificate. Howtek, Inc., S.E.C. File No. 33-8971.

     2. Certificate of authority of the Banking Department of New York. Trans-Lux Corporation, S.E.C. File No. 33-1695.

     3. Certificate of amendment, dated December 19, 1984, of the trustee's organization certificate. Trans-Lux Corporation, S.E.C. File No. 33-1695.

     4.             By-laws of the trustee.  Trans-Lux Corporation, S.E.C. File
                    No. 33-1695.

     5.             Not applicable.

     6. Consent of the trustee as required by Section 321(b) of the Act. Trans-Lux Corporation, S.E.C. File No. 33-1695.

     7.             Balance sheet of the trustee, as of December 31, 1994.

     8.             Not applicable.

     9.             Not applicable.

                                    SIGNATURE

                    Pursuant to the requirements of the Trust Indenture Act of 1939, the trustee, Continental Stock Transfer & Trust Company, a limited purpose trust company, organized and existing under the laws of the State of New York, has duly caused this statement of eligibility and qualification to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City and the State of New York on June 30, 1995.


                                                   CONTINENTAL STOCK TRANSFER &
                                                      TRUST COMPANY


                                                   By: /s/ Michael Nelson
                                                       -------------------------
                                                       Michael Nelson, President

                                                       Exhibit 7 to Form T-1



CONTINENTAL STOCK TRANSFER & TRUST COMPANY

BALANCE SHEET
DECEMBER 31, 1994
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
ASSETS


CURRENT ASSETS:
Cash                                                                                $     87,608
Accounts receivable (net of allowance for doubtful accounts of $10,000)                1,131,502
Interest receivable                                                                       20,887
U.S. Government securities - short-term (Note 2)                                         600,425
Prepaid expenses and other                                                                94,415

Total current assets                                                                   1,934,837

PROPERTY AND EQUIPMENT - Net (Notes 2 and 3)                                              51,282

U.S. GOVERNMENT SECURITIES (Note 2)                                                      587,710

DEFERRED INCOME TAX BENEFITS (Notes 2 and 4)                                               7,575

OTHER ASSETS                                                                               9,643

TOTAL                                                                                 $2,591,047

LIABILITIES AND STOCKHOLDER'S EQUITY


CURRENT LIABILITIES:
Accrued expenses and other liabilities                                               $   260,398
Federal income taxes payable to parent (Notes 2 and 4)                                    56,198
State and local income taxes payable to parent (Notes 2 and 4)                            34,152

Total current liabilities                                                                350,748

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDER'S EQUITY:
Capital stock, $100 par value - authorized and outstanding, 5,000
shares (no change during year)                                                           500,000
Additional paid-in capital                                                             1,000,000
Retained earnings                                                                        740,299

Total stockholder's equity                                                             2,240,299

TOTAL                                                                                 $2,591,047

See notes to financial statements.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1994
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1.        ORGANIZATION

          Continental Stock Transfer & Trust Company (the "Company"), a limited-purpose trust company, is a wholly owned subsidiary of Markan, Incorporated ("Markan"). The Company from time to time enters into related party transactions with its parent and other companies controlled by its parent ("affiliates"). (See Notes 2, 5 and 6.)

          The Company provides registrar and transfer agent services to a large base of publicly held companies in a broad dispersion of industries.

2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Property and Equipment - Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation on furniture and fixtures is computed on accelerated methods for assets acquired prior to 1989 and on the straight-line method for assets acquired in 1989 and thereafter, over the estimated useful lives of the assets. Amortization of assets acquired under capital lease is computed using the straight-line method over the life of the lease.

          U.S. Government Securities - In 1994, the Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"). Pursuant to SFAS No. 115, the Company has classified its investments in U.S. Government Securities as held to maturity and, accordingly, the investments are carried at amortized cost. The effect of adoption of SFAS No. 115 had no effect on the financial statements. Those securities maturing within one year are shown as current assets.

          Income Taxes - The Company files a consolidated Federal income tax return with Markan. State and local tax returns are filed on a separate company basis. Both the Federal and the state and local income tax provisions for financial reporting purposes are computed on a separate company basis. Markan makes all payments of Federal and state and local taxes to the tax authorities and records a receivable from the Company for all taxes paid on behalf of the Company.

          Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred taxes result principally from pension expense recognition. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.



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
3.        PROPERTY AND EQUIPMENT

Furniture and fixtures                                          $412,543
Assets acquired under capital lease                              104,527

Total                                                            517,070

Less accumulated depreciation and amortization                   465,788

Property and equipment - net                                   $  51,282

4.        INCOME TAXES

          Markan makes all payments to the tax authorities on behalf of the Company. Accordingly, any liability shown on the accompanying balance sheet as Federal or state and local income taxes is payable to the parent.

          The components of the income tax provision for the year ended December 31, 1994 are as follows:

                         Current               Deferred                Total

Federal                  $56,198                $16,859               $ 73,057
State and local           43,152                 12,208                 55,360
                         -------                -------               --------

Total                    $99,350                $29,067               $128,417
                         =======                =======               ========

          The change in the deferred tax asset for the year ended December 31, 1994 results principally from the pension expense recognition.

5.        RELATED PARTY TRANSACTIONS

          During the year ended December 31, 1992, the Company moved into new office space. In conjunction with the move, approximately $370,000 of costs were incurred by an affiliate for leasehold improvements and related costs ("leaseholds"). The Company has no obligation to repay the affiliate for the costs the affiliate incurred with respect to the leaseholds nor does the affiliate intend to make any demand from the Company therefor. Management of the Company has, however, indicated that, entirely at its discretion, it may repay the affiliate within five years, plus interest at a rate of 10 percent per annum. The aggregate of such payments will not exceed $500,000 including interest. During the year ended December 31, 1994, the Company paid $200,000 to the affiliate and charged such payments to leasehold expense in the accompanying financial statements. To date, the sum of all payments made to the affiliate for such leasehold expenses aggregate $300,000.

          During the year ended December 31, 1994, a processing fee of $150,000 was paid to the affiliate for services that it performed on behalf of the Company. In addition, $175,000 of management fees were recorded in the accompanying financial statements. Such fees were paid to Markan for certain top-level management functions performed on behalf of the Company. Such fees are determined by management of the Company and Markan.

6.        PENSION AND PROFIT SHARING PLANS

          Defined Benefit Plan - The Company is a member of a group of affiliated companies that have a noncontributory defined benefit pension plan covering substantially all of their employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. The Company's funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. As of December 31, 1992, the above-mentioned plan was amended to curtail future benefit accruals. During December 1994, the Company made a $50,678 contribution to the plan. The Company will continue to contribute to the fund annually until the obligation is fully satisfied. The Company is presently evaluating certain termination options which might be available and the related costs.

          The following table sets forth the plan's funded status and amounts recognized in the accompanying financial statements as of December 31, 1994:

Actuarial present value of benefit obligation -
Accumulated benefit obligation, including vested benefits of $763,413                                          $(763,413)

Projected benefit obligation for services rendered to date                                                     $(763,413)

Plan assets at fair value, primarily long-term government bonds                                                  774,664

Plan assets in excess of projected benefit obligation                                                             11,251

Unrecognized (gain) from past experience different from that assumed and
  effects of changes in assumptions                                                                              (27,342)

Accrued pension cost at December 31, 1994                                                                      $ (16,091)

Net periodic pension cost (income) for 1994 included the following components:

Interest cost on projected benefit obligations                                                                 $  56,547
Actual return on plan assets                                                                                      20,361
Net amortization and deferral                                                                                    (85,884)

Net periodic pension cost (income)                                                                             $  (8,976)

          The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation is 7.75 percent. Due to the plan curtailment, no projection for future compensation levels is necessary. The expected long-term rate of return on assets is 7.25 percent.

          Defined Contribution Plan - On March 31, 1994, the Company established a defined contribution pension plan. Participation in this plan is available to substantially all employees. The Company's contributions to this plan are discretionary, none of which were made during 1994.

          Profit Sharing Plan - The Company also maintains a discretionary profit sharing plan covering substantially all employees. Profit sharing expense for 1994 was $80,000.

7.        COMMITMENTS AND CONTINGENCIES

          Leases - On November 18, 1991, the Company entered into a noncancelable operating lease for building space starting in January 1992 and expiring in December 2001. In addition to the fixed annual minimum rental payments, the lease requires the Company to pay escalations for operating costs and real estate taxes.

          The future minimum rental commitments as of December 31, 1994 are as follows:

                        Year                                   Amount

                        1995                             $  296,000
                        1996                                296,000
                        1997                                296,000
                        1998                                296,000
                        1999                                296,000
               Thereafter, cumulative                       592,000
                                                         -----------
                                                         $2,072,000
                                                         -----------
                                                         -----------

          Data Processing - On March 1, 1992, the Company entered into an agreement for certain data processing services to be performed. The agreement is for a three-year period ending February 1995. The fixed annual minimum payments for such services are $492,000.

          Litigation - In 1993, the Company was named as a defendant in a law suit claiming damages of $1,000,000 with respect to the plaintiff's allegation that the Company improperly delivered stock certificates. The Company believes that it has meritorious defenses to the action, and is vigorously defending itself. Furthermore, the Company has indemnifications from liability from both the plaintiff and the other defendant to which such certificates were delivered. Additionally, the Company's insurance carrier stated it will provide full coverage for any damages which might result from an adverse decision against the Company.

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